Exhibit 99.2
                             COLONIAL GAS COMPANY
                      CONSOLIDATED STATEMENTS OF INCOME

                                                 Year Ended December 31,
(In Thousands Except Per Share Amounts)          1998        1997         1996
                                                 ----        ----         ---
Operating Revenues .........................   $167,978    $187,140    $169,878
Cost of gas sold ...........................     88,127     102,455      87,188
                                                 ------     -------      ------
   Operating Margin ........................     79,851      84,685      82,690
                                                 ------      ------      ------
Operating Expenses:
   Operations ..............................     27,793      30,044      30,372
   Maintenance .............................      4,794       4,503       4,476
   Depreciation and amortization ...........     13,435      12,049      11,228
   Local property taxes ....................      3,074       3,139       3,189
   Other taxes .............................      2,081       2,122       2,183
                                                  -----       -----       -----
     Total Operating Expenses ..............     51,177      51,857      51,448
                                                 ------      ------      ------
Income Taxes:
   Federal income tax ......................      6,482       8,264       7,001
   State franchise tax .....................      1,334       1,708       2,087
                                                  -----       -----       -----
     Total Income Taxes ....................      7,816       9,972       9,088
                                                  -----       -----       -----
Utility Operating Income ...................     20,858      22,856      22,154
                                                 ------      ------      ------
Other Operating Income (Expense):
   Energy Trucking revenues ................      3,723       5,529      11,031
   Energy Trucking expenses, including
     income taxes and interest .............     (3,690)     (5,202)     (9,005)
                                                 ------      ------      ------
     Energy Trucking Net Income ............         33         327       2,026
   Other, net of income taxes ..............        360         318         250
                                                    ---         ---         ---
     Total Other Operating Income ..........        393         645       2,276
                                                    ---         ---       -----
Non-Operating Income, Net of Income Taxes ..        897         573         757
                                                    ---         ---         ---
Merger Related Expenses, Net of Income Taxes     (1,126)         --          --
                                                 ------    --------     -------
Income Before Interest and Debt Expense ....     21,022      24,074      25,187
                                                 ------      ------      ------
Interest and Debt Expense ..................      8,734       8,034       8,709
                                                  -----       -----       -----

Net Income ..............................       $12,288    $ 16,040     $16,478
                                                =======    ========     =======

Average Common Shares Outstanding .......         8,781       8,598       8,432
                                                  =====       =====       =====

Basic Earnings per Share ................         $1.40       $1.87       $1.95
                                                  =====       =====       =====


       The accompanying notes are an integral part of these statements.

                            COLONIAL GAS COMPANY
                         CONSOLIDATED BALANCE SHEETS

Assets                                             December 31,
(In Thousands)                                   1998       1997
                                                 ----       ----
Utility Property:
   At original cost                           $394,222    $362,742
   Accumulated depreciation                   (102,009)    (88,210)
                                              --------     -------
      Net Utility Property                     292,213     274,532
Non-Utility Property - Net                       7,129       7,312
                                                 -----       -----
      Net Property                             299,342     281,844
                                              --------    --------
Capital Leases - Net                             1,583       2,630
                                                 -----       -----

Current Assets:
   Cash and cash equivalents                     3,125         259
   Accounts receivable                          14,591      21,788
      Allowance for doubtful accounts           (1,350)     (3,203)
   Accrued utility revenues                      7,876       7,417
   Unbilled gas costs                           18,195      19,266
   Fuel inventory - at average cost             12,712      12,959
   Materials and supplies - at average cost      2,906       2,950
   Prepayments and other current assets          9,513       6,531
                                                 -----       -----
      Total Current Assets                      67,568      67,967
                                                ------      ------

Deferred Charges and Other Assets:
   Unrecovered deferred income taxes             8,349       9,014
   Unrecovered demand side management costs      6,661       8,273
   Unrecovered environmental costs incurred      3,633       3,833
   Unrecovered environmental costs accrued         200         707
   Unrecovered pension costs                     3,307       3,455
   Unrecovered transition costs accrued            700       2,800
   Excess cost of investments over net
     assets acquired                             2,798       2,798
   Other                                         6,863       5,670
                                                 -----       -----
      Total Deferred Charges and Other Assets   32,511      36,550
                                                ------      ------

Total Assets                                  $401,004    $388,991
                                              ========    ========


       The accompanying notes are an integral part of these statements.

                             COLONIAL GAS COMPANY
                         CONSOLIDATED BALANCE SHEETS

Capitalization and Liabilities                     December 31,
(In Thousands)                                  1998        1997
------------------------------------------------------------------
Capitalization:
Common Equity:
   Common Stock                                $29,669     $28,931
   Premium on Common Stock                      63,080      57,277
   Retained earnings                            36,173      35,924
                                                ------      ------
      Total Common Equity                      128,922     122,132
Long-Term Debt                                 120,000     100,102
                                               -------     -------
      Total Capitalization                     248,922     222,234
                                               -------     -------
Long-Term Capital Lease Obligations                963       1,617
                                                   ---       -----

Current Liabilities:
   Current maturities of long-term debt            102      10,164
   Current capital lease obligations               620       1,013
   Notes payable                                52,000      49,400
   Gas inventory purchase obligations           14,125      14,895
   Accounts payable                             12,186      15,674
   Accrued interest                              2,698       2,375
   Current deferred income taxes                 3,830       3,654
   Other current liabilities                     4,022       5,333
                                                 -----       -----
      Total Current Liabilities                 89,583     102,508
                                                ------     -------

Deferred Credits and Reserves:
   Deferred income taxes - Funded               44,555      41,443
   Deferred income taxes - Unfunded              8,349       9,014
   Unamortized investment tax credits            3,072       3,372
   Pension reserve                               4,424       4,507
   Accrued environmental costs                     200         707
   Accrued transition costs                        700       2,800
   Other deferred credits and reserves             236         789
                                                   ---         ---
      Total Deferred Credits and Reserves       61,536      62,632
                                                ------      ------

Total Capitalization and Liabilities          $401,004    $388,991
                                              ========    ========



       The accompanying notes are an integral part of these statements.

                             COLONIAL GAS COMPANY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Year Ended December 31,
(In Thousands)                                  1998      1997     1996
------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income                                     $12,288  $16,040  $16,478
Adjustments to reconcile net income to net cash:
   Depreciation and amortization                14,764   13,334   12,361
   Deferred income taxes                         3,157    3,208    7,968
   Amortization of investment tax credits         (300)    (300)    (268)
   Provision for uncollectable accounts           (601)   1,955    2,146
   Other, net                                     (227)     109      171
                                                  ----      ---      ---
                                                29,081   34,346   38,856
Changes in current assets and liabilities:
   Accounts receivable and accrued utility
   revenues                                      5,486   (6,620)   2,305
   Unbilled gas costs                            1,071      (28)  (9,550)
   Fuel inventory                                  247   (1,001)  (1,442)
   Prepayments and other current assets         (2,938)   2,003   (4,015)
   Accounts payable                             (3,488)   1,130    2,394
   Other current liabilities                      (988)   2,645   (2,929)
                                                  ----    -----   ------
Net Cash Provided by Operating Activities       28,471   32,475   25,619
                                                ------   ------   ------
Cash Flows From Investing Activities:
   Utility capital expenditures                (31,093) (35,788) (26,875)
   Non-utility capital expenditures               (364)  (1,888)  (1,367)
   Change in deferred accounts                     972     (842)  (1,502)
                                                   ---     ----   ------
Net Cash Used in Investing Activities          (30,485) (38,518) (29,744)
                                               -------  -------  -------
Cash Flows From Financing Activities:
   Dividends paid on Common Stock              (12,039) (11,435) (10,919)
   Issuance of Common Stock                      6,541    3,621    3,277
   Issuance of long-term debt, net of
     issuance costs                             39,116   14,871   29,787
   Retirement of long-term debt, including
     premiums                                  (30,568)  (5,152) (11,284)
   Change in notes payable                       2,600   (1,000) (11,435)
   Change in gas inventory purchase obligations   (770)   1,856      699
                                                  ----    -----      ---
Net Cash Provided by Financing Activities        4,880    2,761      125
                                                 -----    -----      ---
Net Increase (Decrease) in Cash and Cash
     Equivalents                                 2,866   (3,282)  (4,000)
Cash and Cash Equivalents at Beginning of Year     259    3,541    7,541
                                                   ---    -----    -----
Cash and Cash Equivalents at End of Year       $ 3,125  $   259  $ 3,541
                                               =======  =======  =======
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
   Interest - net of amount capitalized        $10,229  $ 9,465  $ 9,149
   Income and state franchise taxes            $ 7,238  $ 7,509  $ 8,489





       The accompanying notes are an integral part of these statements.

                             COLONIAL GAS COMPANY
                   CONSOLIDATED STATEMENTS OF COMMON EQUITY


                                          Year ended December 31,
(In Thousands Except Per Share Amounts)    1998     1997     1996
                                           ----     ----     ----
Common Stock
   $3.33 par value; authorized 15,000
     shares; outstanding, 8,910 in 1998,
     8,688 in 1997, and 8,518 in 1996
   Beginning of year                     $28,931  $28,366  $27,863
     Issuance of Common Stock through
      Dividend  Reinvestment and Common
          Stock Purchase Plan and
          Employee savings plan (222
          shares in 1998, 170 shares
          in 1997 and 151
          shares in 1996)                    738      565      503
                    ----                     ---      ---      ---

   End of year                           $29,669  $28,931  $28,366
                                         -------  -------  -------

Premium on Common Stock
   Beginning of year                     $57,277  $54,221  $51,447
     Issuance of Common Stock through
      Dividend Reinvestment and Common
        Stock Purchase Plan and
        Employee savings plan              5,803    3,056    2,774
                                           -----    -----    -----

   End of year                           $63,080  $57,277  $54,221
                                         -------  -------  -------

Retained Earnings
   Beginning of year                     $35,924  $31,319  $25,760
     Net income                           12,288   16,040   16,478
     Cash dividends on Common Stock
         ($1.37 a share in 1998, $1.33
          a share in 1997 and $1.295
          a share in 1996)               (12,039) (11,435) (10,919)
                     ----                -------  -------  -------

   End of year                           $36,173  $35,924  $31,319
                                         -------  -------  -------

        Total Common Equity             $128,922 $122,132 $113,906
                                        ======== ======== ========



       The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

Note A:  Summary of Significant Accounting Policies

Nature of Operations - Colonial Gas Company, a Massachusetts corporation formed in 1849, is primarily a regulated natural gas distribution utility. The Company serves over 154,500 utility customers in 24 municipalities located northwest of Boston and on Cape Cod. Through its subsidiary, Transgas Inc., the Company also provides over-the-road transportation of liquefied natural gas, propane, and other commodities.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany items have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Utility Regulation - The Company's utility operations are subject to regulation by the Massachusetts Department of Telecommunications & Energy ("DTE"), with respect to rates charged for natural gas sales and transportation, among other things. The Company's policies conform with generally accepted accounting principles, as applied to regulated public utilities.

Utility Property and Non-Utility Property - Utility property and non-utility property are stated at original cost, including labor, materials, taxes and overheads. The amount of interest capitalized as a component of construction overheads amounted to $805,000, $594,000, and $437,000 in 1998, 1997 and 1996,
respectively.
      The original cost of depreciable utility property retired, together with the cost of removal, net of salvage, is charged to accumulated depreciation. Depreciation applicable to the Company's utility property in service is calculated in accordance with depreciation rates as approved by the DTE. A composite depreciation rate of approximately 3.8% is applied to the utility property balance at the beginning of each year. Depreciation on non-utility property is computed by various methods.

Operating Revenues - Operating revenues are accrued based upon the amount of gas delivered to utility customers through the end of the accounting period. Accrued utility revenues of $7,876,000 and $7,417,000, as reported in the Consolidated Balance Sheets at December 31, 1998 and 1997, respectively, represent the accrual of unbilled operating revenues net of related gas costs. The Company's policy is to record lost margins and financial incentives relating to the Company's demand side management ("DSM") programs as revenue when earned by the Company. (See Note I).

Unbilled Gas Costs - The Company charges or credits its utility customers for increases or decreases in gas costs from those reflected in its base tariffs by applying a cost of gas adjustment clause ("CGAC"). In accordance with the CGAC, any under or over recoveries of gas costs are charged or credited to the unbilled gas cost account and recorded as a current asset or liability. Such under or over recoveries are collected or refunded, with interest accrued at the prime rate, in subsequent periods.

Pipeline Refunds Due Customers - The Company periodically receives refunds from interstate pipeline companies related to rate adjustments ordered by the Federal Energy Regulatory Commission ("FERC"). Refunds are returned to utility customers under methods approved by the DTE.

Excess  Cost  of  Investments  over  Net  Assets  Acquired  - This  asset  arose principally from the pre-1971 acquisitions of utility operations. No amortization has been provided since, in the opinion of management, there has been no diminution in value of the applicable investments.

Income Taxes - The Company records deferred income taxes for the income tax effect of the difference between book and tax depreciation and all other temporary book and tax differences, in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Unamortized investment tax credits, which were allowed under Federal income tax laws prior to 1987, have been deferred and are being amortized as a credit to income tax expense over the estimated service lives of the corresponding assets.

Interest and Debt Expense - Interest and debt expense includes interest on long-term debt, interest on short-term notes payable and regulatory interest. As approved by the DTE, regulatory interest is interest income credited on regulatory assets or interest expense charged on regulatory liabilities.

Pension Plans - The Company and its subsidiaries have defined benefit pension plans covering substantially all employees. These include two qualified union plans, one qualified plan for non-union employees, and various unqualified individual retirement agreements covering certain key employees and retirees. The Company's funding policy for the qualified plans is to contribute annually an amount at least equal to the normal cost plus a 30-year amortization of the unfunded actuarially calculated accrued liability.

Cash and Cash Equivalents - For the purposes of the Consolidated Balance Sheets and Statements of Cash Flows, the Company considers cash investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments - In accordance with Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Values of Financial Instruments", the fair value amounts are disclosed below. These fair value amounts are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      The carrying amount of cash and cash equivalents and short-term debt approximates fair value. The fair value of long-term debt is estimated based on the rates available to the Company at the end of each respective year for debt of the same remaining maturities. The carrying amount of long-term debt (including current maturities) was $120,102,000 and $110,266,000 as of December 31, 1998 and 1997, respectively. The fair value of long-term debt was $129,302,000 and $115,700,000 as of December 31, 1998 and 1997, respectively.

      Under current regulatory treatment, any premiums paid to refinance long-term debt, would be recovered over the life of new debt, and would not have a significant impact on the Company's results of operations.

     Earnings Per Share - The Company determines earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). Earnings per share in computed by dividing net income by the average number of common shares outstanding during
the  period.   The  Company  has  no  dilutive   shares.

     Reclassifications   - Reclassifications   are  made   periodically  to
previously   issued  financial statements to conform to the current year presentation.

Note B:  Federal Income Tax

The Company records deferred income taxes for the income tax effect of the difference between book and tax depreciation and all other temporary book and tax differences, in accordance with SFAS 109. Prior to October 1981 as approved by the DTE, the Company did not record deferred income taxes but rather "flowed through" tax benefits to utility customers. At December 31, 1998, the Company has a liability of $8,349,000 on the Consolidated Balance Sheet as Deferred

Income Taxes - Unfunded and a corresponding unrecovered deferred asset. The liability represents the tax effect of pre-1981 timing differences for which deferred income taxes had not been provided and was increased in accordance with SFAS 109 for the tax effect of future revenue requirements. The Company is recovering these unfunded deferred taxes from utility customers over the remaining book life of utility property.

Federal income tax expense is comprised of the following components:


                                         Year Ended December 31,
(In Thousands)                           1998       1997      1996
                                         ----       ----      ----

Charged (credited) to operations:
Current                                $4,396     $5,188    $1,104
Deferred:
   Accelerated depreciation             1,933      1,688     2,202
   Unbilled gas costs                     146        (98)    2,929
   Demand side management costs          (394)        88       747
   Pension costs                          124        301       449
   Recovery of unfunded deferred taxes    398        398       398
   Debt expense                           (53)       (53)      (53)
   Environmental response costs           (65)       (58)     (246)
   Bad debt                               355        889      (167)
   Miscellaneous                          (57)       221       (94)
Amortization of investment tax credits   (301)      (300)     (268)
                                         ----       ----      ----
      Total                             6,482      8,264     7,001
                                        -----      -----     -----
Charged (credited) to other income       (605)       312     1,599
                                         ----        ---     -----
      Total Federal income tax expense $5,877     $8,576    $8,600
                                       ======     ======    ======



The effective Federal income tax rate and the reasons for the difference from the statutory Federal income tax rate are as follows:


                                            1998      1997     1996
                                            ----      ----     ----
Statutory Federal income tax rate            35%       35%      35%
Increases (reductions) in taxes resulting
    from:
    Amortization of investment tax credits   (2)       (1)      (1)
    Recovery of unfunded deferred taxes       2         2        2
    Miscellaneous items                      (3)       (1)      (2)
                                             --        --       --
                                             32%       35%      34%
                                             ==        ==       ==

Temporary differences which gave rise to the following deferred tax assets (liabilities) are:


                                         December 31,
(In Thousands)                        1998           1997
                                      ----           ----
Deferred Tax Assets:
Construction contributions      $      832     $      891
Other                                  222            227
                                       ---            ---
    Total deferred tax assets        1,054          1,118
                                     -----          -----

Deferred Tax Liabilities:
Accelerated depreciation           (43,662)       (41,345)
Unbilled gas costs                  (3,830)        (3,654)
Demand side management costs        (2,293)        (2,765)
Environmental response costs        (1,423)        (1,502)
Cost of removal                     (3,143)        (3,033)
Other                               (3,437)        (2,930)
                                  --------       --------
    Total deferred tax liabilities (57,788)       (55,229)
                                  --------       --------
Total deferred taxes              $(56,734)      $(54,111)
                                  ========       ========


Note C:  Capital Stock

Pursuant to the Company's dividend reinvestment and common stock purchase plan, shareholders can automatically reinvest their cash dividends and can invest optional limited amounts of cash payments in newly issued shares.
   The Company has authorized and unissued 547,559 shares of Class A Preferred Stock, $25 par value, of which 100,000 shares have been designated a Junior Preferred Stock series and reserved for issuance under the Rights Plan described below, and 370,000 shares of Class B Preferred Stock, $1 par value.

   A Shareholder Rights Plan provides one right ("Right") to purchase one one-hundredth of a share of the Company's Series A-1 Junior Participating Preferred Stock, par value $25 per share, at a price of $60 per share, subject to adjustment. The Rights expire on December 1, 2003 and only become exercisable, or separately transferable, 10 days after a person or group acquires, or announces an intention to acquire, beneficial ownership of 20% or more of the Company's Common Stock. By vote of the Company's Board of Directors on October 17, 1998, rights are not triggered by the Pending Merger with Eastern. The Rights are redeemable by the Board at a price of $.01 per Right at any time prior to the expiration of ten days after the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock.

Note D:  Long-Term Debt

The composition of long-term debt is as follows:

                           Maturity    Put            December 31,
(In Thousands)               Date      Date        1998        1997
                           --------    ----        ----        ----
First mortgage bonds:
    8.05%   Series CG      due 1999          $      ---     $ 20,000
    8.80%   Series CH      due 2022               25,000      25,000
    6.85%   Series MTA-1   due 2025    2005       10,000      10,000
    6.45%   Series MTA-2   due 2025    2005       10,000      10,000
    6.94%   Series MTA-3   due 2026               10,000      10,000
    6.20%   Series MTA-4   due 1998                 ---       10,000
    6.88%   Series MTA-5   due 2008               10,000      10,000
    6.81%   Series MTA-6   due 2027    2002       15,000      15,000
    6.38%   Series MTA-7   due 2008               10,000        ---
    6.86%   Series MTB-1   due 2028               20,000        ---
    5.50%   Series MTB-2   due 2003               10,000        ---
                                                 -------     -------
          Total                                  120,000     110,000
Note payable                                         102         266

Less: Long-term debt due within one year            (102)    (10,164)
                                                --------    --------
Total long-term debt                            $120,000    $100,102
                                                ========    ========


The aggregate amount of maturities for the years 1999 through 2003 are $102,000 in 1999, and $10,000,000 in 2003. Bonds of $15,000,000 due in 2027 can be
redeemed by the holder in 2002.
   The first mortgage bonds are collateralized by utility property. The Company's first mortgage bond indenture includes, among other provisions, limitations on the issuance of long-term debt, leases and the payment of dividends from retained earnings. The note payable is collateralized by equipment.
   The Company has in place a medium term note ("MTN") program which permits the issuance of up to $75 million of MTN's as bonds under its indenture of which $30 million has been issued as of December 1998. The bonds with a put date noted above can be redeemed by the holder within a 30 day period in the year indicated.

Note E:  Short-Term Debt

In September 1997, the Company established a three-year bank line of credit of $75 million with a consortium of four banks which expires in September 2000. The bank line of credit allows the Company to borrow on a demand basis up to $75 million, less whatever amount has been borrowed through the Company's gas inventory trust (described below). The line of credit allows the Company the option to borrow under three alternative rates: Eurodollar (LIBOR), prime, or a competitive bid option. At December 31, 1998, the credit available under the bank line of credit was $8,875,000. The weighted average interest rates for short-term debt were 5.80% and 6.18% at December 31, 1998 and 1997, respectively.
   The Company has an agreement with a single-purpose Massachusetts trust, the Company's gas inventory trust, under which the Company sells supplemental gas inventory to the trust at the Company's cost. The Company's agreement with the trust requires it to repurchase such inventory at cost when needed and reimburse the trust for expenses incurred to finance the gas inventory. The trust finances such purchases of inventory by borrowing under a bank line of credit with a maximum borrowing commitment of $30 million that is complementary to and on similar terms as the Company's bank line of credit described above. The DTE has approved the inventory trust arrangement and has permitted the cost of such gas inventory, including fees and financing costs, to be recovered through the Company's CGAC. During 1998, 1997 and 1996 approximately $620,000, $564,000, and $500,000, respectively, of interest costs were incurred by the trust.

Note F:  Lease Obligations

The Company leases certain equipment used in its operations. In accordance with accounting for regulated public utilities, the Company has capitalized certain of these leases and reflects lease payments as rental expense in the periods to which they relate. This capitalization has no impact on the Company's net income.
   Assets held under capital leases amounted to approximately $2,510,000, and $7,702,000 at December 31, 1998 and 1997, respectively. In 1998, the Company purchased certain facilities used in its operations which were previously leased. Accumulated amortization on assets held under capital leases amounted to approximately $927,000 and $5,072,000 at December 31, 1998 and 1997,
respectively.
   Total rental expense for the years 1998, 1997 and 1996 approximated $1,150,000 and $1,527,000, and $1,493,000, respectively. At December 31, 1998, the future minimum payments (including interest) under the Company's lease agreements are: $641,000 in 1999; $489,000 in 2000; $390,000 in 2001; $195,000
in 2002; $21,000 in 2003; and $0 thereafter.

Note G:  Employee Benefit Plans

Savings Plan - The Company sponsors an employee 401(k) Savings Plan. The Company's matching contribution, exclusive of plan administration costs, was $689,000, $625,000 and $570,000 for 1998, 1997 and 1996, respectively.

Pension Plans - The Company and its subsidiaries have various defined benefit pension plans covering substantially all employees.

Net periodic pension cost is comprised of the following components:


                                             Year Ended December 31,
(In Thousands)                             1998        1997      1996
                                           ----        ----      ----
Service cost                             $1,220      $1,042    $1,036
Interest cost on projected benefit
     obligation                           3,492       3,427     3,267
Expected return on plan assets           (4,170)     (6,711)   (4,710)
Net amortization and deferral               625       3,673     1,882
                                            ---       -----     -----
Net periodic pension cost                $1,167      $1,431    $1,475
                                         ======      ======    ======



Assumptions used in actuarial calculations were as follows:


                                              Year Ended December 31,
                                           1998        1997       1996
                                           ----        ----       ----
Weighted average discount rate             7.00%       7.00%      7.75%
Future compensation increases              4.00%       4.00%      4.00%
Expected long-term rate of return on
     assets                                9.50%       9.00%      9.00%

The following tables set forth the reconciliation of the plans' benefit obligation and fair value of assets for the years ended December 31, 1998 and 1997:



(In Thousands)                                  1998         1997
----------------------------------------------------------------------
Reconciliation of benefit obligation:
   Obligation at January 1                    $50,989      $45,016
      Service cost                              1,220        1,042
      Interest cost                             3,492        3,427
      Amendments                                  176         (497)
      Actuarial (gain) loss                       393        5,067
      Benefit payments                         (3,138)      (3,066)
                                               ------       ------
   Obligation at December 31                  $53,132      $50,989
                                               =======      =======

Reconciliation of fair value of plan assets:
   Fair value of plan assets at January 1     $48,332      $41,458
      Actual return on plan assets              5,161        7,583
      Employer contributions                    1,484        2,357
      Benefit payments                         (3,138)      (3,066)
                                               ------       ------
   Fair value of plan assets at December 31   $51,839      $48,332
                                              =======      =======


The funded status of the plans at December 31, 1998 and 1997 is as follows:



                                           1998                   1997
                                   Assets  Accumulated      Assets  Accumulated
                                   Exceed     Benefits      Exceed     Benefits
                              Accumulated       Exceed Accumulated       Exceed
(In Thousands)                   Benefits       Assets    Benefits       Assets
--------------------------------------------------------------------------------
Projected benefit
obligations:
   Vested ......................   $(33,064)   $(12,823)   $(32,420)   $(12,020)
   Nonvested ...................       (952)     (1,194)       (828)     (1,088)
                                       ----      ------        ----      ------
Accumulated ....................    (34,016)    (14,017)    (33,248)    (13,108)
Due to recognition of future ...     (4,814)       (285)     (4,497)       (136)
                                     ------        ----      ------        ----
      salary increases
            Total ..............    (38,830)    (14,302)    (37,745)    (13,244)
Plan assets at fair value ......     41,050      10,789      38,765       9,567
                                     ------      ------      ------       -----
Projected benefit obligation less than (in excess of)..
      plan assets                     2,220      (3,513)      1,020      (3,677)
Unrecognized net (gain) loss ...       (793)        895          78         729
Unrecognized transition amount .      1,048         699       1,223         331
Unrecognized prior service cost.        (33)      1,863         (60)      2,424
Additional liability accrued ...          -      (3,172)          -      (3,350)
                                      ------      ------     ------      ------

Prepaid (accrued) pension costs    $  2,442    $ (3,228)   $  2,261    $ (3,543)
                                   ========    ========    ========    ========


Assets of the employee benefit plans are invested in domestic and international equities, domestic and international fixed income securities, real estate and other short-term debt instruments.

Postretirement Life and Health Benefit Plan - The Company sponsors a postretirement benefit plan that covers substantially all employees. The plan provides medical, dental and life insurance benefits. The plan is contributory for retirees, with respect to postretirement medical and dental benefits; the plan is noncontributory with respect to life insurance benefits.
      During 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). Prior to 1993, expense was recognized when benefits were paid. In accordance with SFAS 106, the Company began recording the cost for this plan on an accrual basis in 1993. The Company amortizes the transition obligation over a twenty-year period. The Company's cost under this plan for 1998, 1997 and 1996 was $509,000, $410,000, and $501,000, respectively. A regulatory asset of $431,000 was recorded in 1993 representing the excess of postretirement benefits on the accrual basis over the paid amounts for the period of January 1, 1993 until November 1, 1993, the effective date of the DTE's approval of the Company's new rates. Currently, the DTE allows Massachusetts utilities to recover the tax deductible portion of these postretirement benefits.
      Beginning in 1990, the Company has funded a portion of these costs through the combination of trusts under Section 501(c)(9) and Section 401(h) of the Internal Revenue Code.

The following tables set forth the reconciliation of the plans' benefit obligation and fair value of plan assets for the years ended December 31, 1998 and 1997:



(In Thousands)                                  1998         1997
----------------------------------------------------------------------
Reconciliation of benefit obligation:
   Obligation at January 1                     $7,179       $6,229
      Service cost                                138          113
      Interest cost                               534          477
      Amendments                                 (314)           0
      Actuarial (gain) loss                     1,272          685
      Benefit payments                           (251)        (325)
                                                 ----         ----
   Obligation at December 31                   $8,558       $7,179
                                               ======       ======


Reconciliation of fair value of plan assets:
   Fair value of plan assets at January 1      $5,163       $4,614
      Actual return on plan assets                527          779
      Employer contributions                        0           95
      Benefit payments                           (251)        (325)
                                                 ----         ----
                                               $5,439       $5,163
                                               ======       ======

   The following table sets forth the plan's funded status reconciled with the amounts recognized in the Company's financial statements at December 31, 1998 and 1997:



(In Thousands)                                   1998        1997
----------------------------------------------------------------------
Accumulated postretirement benefit
obligation:
         Retirees                             $(4,579)     $(4,564)
         Fully eligible active plan            (1,767)      (1,192)
            participants
         Other active plan participants        (2,212)      (1,423)
                                               ------       ------
      Total                                    (8,558)      (7,179)
Plan assets at fair value                       5,439        5,163
                                                -----        -----
Accumulated postretirement benefit
obligation                                     (3,119)      (2,016)
      in excess of plan assets
Unrecognized net (gain) from past experience
      different from that assumed and from
      changes in assumptions                     (193)      (1,351)
Unrecognized transition obligation              3,481        4,045
                                                -----        -----
                                               $  169       $  678
                                               ======       ======


Net periodic postretirement benefit cost included the following components:



                                                 Year Ended December 31,
(In Thousands)                               1998        1997        1996
----------------------------------------------------------------------------
Service cost - benefits attributable
     to service during the period            $138        $113        $137
Interest cost on accumulated
     postretirement benefit obligation        534         477         461
Expected return on plan assets               (412)       (375)       (507)
Net amortization and deferral                 249         195         410
                                              ---         ---         ---
Net periodic postretirement benefit          $509        $410        $501
cost                                         ====        ====        ====


   For measurement purposes, a 6% (4.5% for dental costs) annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999; the rate of increase for medical costs was assumed to decrease gradually to 4.5% for 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $1,175,000 and the aggregate of the service and the interest cost components of net periodic postretirement benefit cost for the year then ended by $111,000.
   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%, 7.0%, and 7.75% for 1998, 1997 and 1996, respectively. The expected long-term rate of return on plan assets was 9.5%, 9.0%, and 9.0% for 1998, 1997, and 1996, respectively, for assets in the
Section 401(h) accounts and, after estimated taxes, was 6.25%, 6.0%, and 6.0% for 1998, 1997, and 1996, respectively, for assets in the Section 501(c)(9) trust.

Note H:  Other Commitments

Long-Term Obligations - The Company has contracts, which expire at various dates through the year 2013, for the acquisition and delivery of gas supplies and the storage and delivery of natural gas stored underground. The contracts contain minimum payment provisions which correspond to gas purchases that, in the opinion of management, are not in excess of the Company's requirements.

FERC Order 636 Transition Costs - As a result of FERC Order 636, the Company's interstate pipeline service providers have been required to unbundle their supply and transportation services. This unbundling has caused the interstate pipeline companies to incur substantial costs in order to comply with Order 636. These transition costs include four types: (1) unrecovered gas costs (gas costs that had been incurred but not yet recovered by the pipelines when they were providing bundled service to local distribution companies); (2) gas supply realignment costs (the cost of renegotiating existing gas supply contracts with producers); (3) stranded costs (unrecovered costs of assets that can not be assigned to customers of unbundled services); and (4) new facilities costs (costs of new facilities required to physically implement Order 636).
   Pipelines are allowed to recover prudently incurred transition costs from customers such as the Company, primarily through a demand charge, after approval by FERC. The Company's additional transition cost liabilities are estimated to be approximately $700,000. The Company is recovering these costs from its customers, as approved by the DTE in October 1994. As of December 31, 1998, the Company has recorded on the balance sheet a long-term liability of $700,000 ("Accrued Transition Costs") and, based upon expected rate recovery, has recorded a regulatory asset of $700,000 ("Unrecovered Transition Costs Accrued"). Actual transition costs to be incurred depends on various factors, and therefore future costs may differ from the amounts discussed above.

Note I:  Contingencies

The Company is involved in various legal actions and claims arising in the normal course of business. Management does not believe the outcome of any action or claim will have a material adverse effect upon the Company's financial position or results of operations.
   Working with the Massachusetts Department of Environmental Protection, the Company is engaged in site assessments and evaluation of remedial options for contamination that has been attributed to the Company's former gas manufacturing site and at various related disposal sites. During 1990, the DTE ruled that Colonial and eight other Massachusetts gas distribution companies can recover environmental response costs related to former gas manufacturing operations over a seven-year period, without carrying costs, through the CGAC. Through December 31, 1998, the Company had incurred environmental response costs of $12,582,000 of which $8,949,000 has been recovered from customers to date.
   As of December 31, 1998, the Company has recorded on the balance sheet a long-term liability of $200,000 and, based upon expected rate recovery, has recorded a corresponding regulatory asset. This amount represents estimated future response costs for these sites based on the Company's preferred methods of remediation. Actual environmental response costs to be incurred depends on various factors, and therefore future costs may differ from the amount currently recorded as a liability.
   In 1998, the DTE conducted an industry-wide proceeding on the calculation of lost margins that gas companies are allowed to recover as a result of their conservation or demand side management ("DSM") programs. The Company has been using a calculation method, approved by the DTE in previous individual Company filings, based on the useful life of installed conservation measures. As of this date, the DTE has not yet issued its decision in the industry-wide proceeding. The decision could result in a shortening of the time period for calculating lost DSM margins to less than the full useful life of installed measures. A shortening of the period would result in some decrease in operating revenues, but it is uncertain at this time whether or by how much the period would be shortened and, therefore, what impact it would have on the Company.

Note J:  Quarterly Financial Data (Unaudited)


(In Thousands Except Per Share Amounts)                    Basic
                                    Utility               Earnings   Dividends
                                   Operating      Net      (Loss)     Paid Per
                       Operating    Income      Income       Per        Common
Quarter Ended          Revenues     (Loss)      (Loss)      Share        Share
1998
December 31            $52,125      $7,773      $5,060     $.57          $.345
September 30            12,347      (3,246)     (5,213)    (.59)          .345
June 30                 25,684         256      (1,771)    (.20)          .345
March 31                77,822      16,075      14,212     1.63           .335

1997
December 31            $62,275      $9,481      $7,814     $.90          $.335
September 30            14,877      (3,043)     (4,566)    (.53)          .335
June 30                 26,927        (556)     (2,501)    (.29)          .335
March 31                83,061      16,974      15,293     1.79           .325


In the opinion of management, the quarterly financial data includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. The Company typically reports profits during the first and fourth quarters of each year while incurring losses during the second and third quarters. This is due to significantly higher natural gas sales during the colder months to satisfy customers' heating needs.

Note K:  Merger

     On October 17, 1998, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Eastern Enterprises ("Eastern"), a Massachusetts business trust which owns all of the outstanding stock of two other Massachusetts LDC's, Boston Gas Company ("Boston Gas") and Essex Gas Company ("Essex Gas"). The Merger Agreement provides for the merger of the Company with and into a subsidiary of Eastern, as a result of which the Company will become a wholly-owned subsidiary of Eastern (the "Pending Merger"). Pursuant to the Pending Merger, the outstanding shares of the Company's common stock would convert into the right to receive cash and Eastern common stock as set forth in the Merger Agreement. The Pending Merger was approved by shareholders of Colonial and Eastern at separate special shareholder meetings which were held on February 10, 1999. Completion of the Pending Merger is subject to receipt of satisfactory regulatory approvals, including approval of the Massachusetts Department of Telecommunications and Energy, the Securities and Exchange Commission, and antitrust clearance.

Report of Independent Certified Public Accountants


To the Shareholders of Colonial Gas Company

We have audited the accompanying consolidated balance sheets of Colonial Gas Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and common equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colonial Gas Company and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Boston, Massachusetts                                 sGrant Thornton LLP
January 15, 1999                                      Grant Thornton LLP

REPORT OF MANAGEMENT

To the Shareholders of Colonial Gas Company

Management is responsible for the preparation and integrity of the Company's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles as applied to regulated public utilities and necessarily include some amounts that are based on management's best estimates and judgment.
   The Company maintains a system of internal accounting and administrative controls and an ongoing program of internal audits that management believes provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. The Company's financial statements have been audited by the independent public accounting firm, Grant Thornton LLP, who also conducts a review of internal controls to the extent required by generally accepted auditing standards.
   The Audit Committee of the Board of Directors, composed solely of outside directors, meets with management, internal auditors and Grant Thornton LLP to review planned audit scope and results and to discuss other matters affecting internal accounting controls and financial reporting. The independent accountants and internal auditors have direct access to the Audit Committee and periodically meet with its members without management representatives present.


sF. L. Putnam, III                 sNickolas Stavropoulos

F. L. Putnam, III                   Nickolas Stavropoulos
President and Chief Executive       Executive Vice President-Finance,
Officer                             Marketing and Chief Financial Officer